EXHIBIT 3.1

AMENDMENT NO. 1 TO THE BYLAWS OF

OCEANAUT, INC.

It is hereby certified that:

1. The Bylaws of Oceanaut, Inc., a Marshall Islands corporation (the “Corporation”) are hereby amended by deleting Section 5.1 thereof in its entirety and by substituting in lieu of said Section the following new Section 5.1:

5.1 Form of Certificates. Shares of stock of the Corporation may be certificated or uncertificated, as provided under applicable law. All certificates shall be numbered and shall be entered into the books of the Corporation as they are issued. A certificate shall exhibit the holder’s name and number of shares and shall be signed, in the name of the Corporation (i) by the Chief Executive Officer or a Vice President, and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation.

2. The amendment of the Bylaws herein certified has been duly adopted in accordance with the provisions of the Articles of Incorporation and Bylaws of the Corporation.

Signed this 1st day of May, 2007

OCEANAUT, INC.

By:	/S/ Christopher Georgakis
Name:	Christopher Georgakis
Title:	President and Chief Executive Officer